UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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First Business Financial Services, Inc.
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NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

FIRST BUSINESS FINANCIAL SERVICES, INC.
401 Charmany Drive
Madison, WI 53719
April 7, 2017

Dear Fellow Shareholder:

You are cordially invited to attend the 2017 annual meeting of shareholders of First Business Financial Services, Inc. (the “Company”), which will be held at 5:00 P.M., local time, on Tuesday, May 23, 2017 at the Monona Terrace Community and Convention Center located at One John Nolen Drive, Madison, Wisconsin. At the annual meeting, we will review the Company’s activities during the past year and shareholders will be given an opportunity to address questions to the Company’s management.

We are using the Securities and Exchange Commission (“SEC”) rule that allows us to furnish proxy materials to shareholders over the Internet. On or about April 7, 2017, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders informing them that our Proxy Statement and the 2016 Annual Report on Form 10-K along with voting instructions, are available online. This means that our shareholders will receive only the Notice containing instructions on how to access the proxy materials over the Internet and vote online. If you receive this Notice, but would still like to request paper copies of the proxy materials, please follow the instructions on the Notice or on the website referred to in the Notice. On or about April 21, 2017, we will also mail a proxy card to all registered shareholders, but not the proxy materials, which will allow voting of shares by completing and returning the proxy card. By delivering proxy materials electronically to our shareholders, we can conserve natural resources and reduce the costs of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast, easily accessible and efficient manner.

The Board of Directors of the Company recommends that you vote your shares “FOR” all the nominees listed in proposal one and “FOR” proposals two and three.

As previously announced, Barbara Stephens recently resigned from the Board due to other professional obligations. She had been a valued member of the Board since 2010. Please join us in thanking her for her service to the Company.

Your continued support is appreciated and we hope you will attend the annual meeting. Whether or not you are personally present, it is very important that your shares are represented at the meeting. Accordingly, please vote your shares by following the instructions on the Notice. Your vote is important. Please join us and the Board of Directors in supporting these proposals.

Sincerely,
Jerry Smith
Chair of the Board

Corey Chambas
President and Chief Executive Officer

FIRST BUSINESS FINANCIAL SERVICES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 23, 2017

To the Shareholders of First Business Financial Services, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of First Business Financial Services, Inc. (the “Company”) will be held on Tuesday, May 23, 2017, at 5:00 P.M., local time, at the Monona Terrace Community and Convention Center located at One John Nolen Drive, Madison, Wisconsin 53703, for the following purposes:

1. To elect two Class I director nominees named in the accompanying Proxy Statement, each to hold office until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as described in the accompanying Proxy Statement, which is referred to as a “say-on-pay” proposal.

3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

4. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 23, 2017 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. In the event there is an insufficient number of votes for a quorum or to approve any of the proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

You may vote your shares by following the instructions on the Notice of Internet Availability of Proxy Materials or in person at the 2017 annual meeting of shareholders. On or about April 21, 2017, we will also mail a proxy card to all registered shareholders, but not the proxy materials, that will allow voting of shares by completing and returning the proxy card. You may revoke your proxy and vote your shares in person at the meeting or by using any of the voting options provided in accordance with the instructions provided. Please review the Notice of Internet Availability of Proxy Materials and follow the directions carefully in exercising your vote.

By Order of the Board of Directors
FIRST BUSINESS FINANCIAL SERVICES, INC.
Barbara M. Conley
General Counsel & Corporate Secretary
Madison, Wisconsin
April 7, 2017
Your vote is important, no matter how large or small your holdings may be. To assure your representation at the meeting, please vote by following the instructions on the Notice of Internet Availability of Proxy Materials.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 23, 2017: Copies of this Notice, Proxy Statement, Notice of Annual Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.envisionreports.com/FBIZ.

Audit Committee Pre-Approval Policy………………………………………………………………………….	42
ITEM 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM…………….	43
OTHER MATTERS……………………………………………………………………………………………….	44
Shareholder Proposals……………………………………………………………………………………………	44
Other Matters…………………………………………………………………………………………………….	44

FIRST BUSINESS FINANCIAL SERVICES, INC.
401 Charmany Drive
Madison, Wisconsin 53719

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 23, 2017

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of First Business Financial Services, Inc. (the “Company”) beginning on or about April 7, 2017 in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on Tuesday, May 23, 2017, at 5:00 P.M., local time, at the Monona Terrace Community and Convention Center at One John Nolen Drive, Madison, Wisconsin 53703, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the Notice of Annual Meeting of Shareholders. In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), we furnish proxy materials, which include this proxy statement and the accompanying proxy card, Notice of Annual Meeting, and Annual Report on Form 10-K for fiscal year ended December 31, 2016, to our shareholders by making such materials available on the Internet unless otherwise instructed by the shareholder. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice, which is first being mailed to shareholders on or about April 7, 2017.

The Notice is not a proxy card and cannot be used to vote your shares. To vote your shares, you should follow the instructions included on the Notice, or return a completed proxy card, which we will mail to all registered shareholders on or about April 21, 2017.

Voting your shares in advance of the Annual Meeting will not affect your right to attend the Annual Meeting and to vote in person. However, when you vote pursuant to the proxy card or one of the methods set forth in the Notice, you appoint the proxy holder as your representative at the Annual Meeting. The proxy holder will vote your shares as you instruct, thereby ensuring that your shares will be voted whether or not you attend the Annual Meeting. Presence at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy. Any shareholder appointing a proxy may revoke that appointment at any time before it is exercised by: (i) giving notice thereof to the Company in writing or at the Annual Meeting; (ii) signing another proxy, if you voted by mailing in a proxy card, with a later date and returning it to the Company; (iii) timely submitting another proxy via the telephone or Internet, if that is the method you used to submit your original proxy; or (iv) voting in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we ask that you instruct the proxies how to vote your shares in advance of the Annual Meeting in case your plans change.

If you appointed the proxies to vote your shares and an issue comes up for a vote at the Annual Meeting that is not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

If you sign and return a proxy card or vote over the Internet or by telephone without giving specific voting instructions, the shares represented by your proxy will be voted “FOR” the two persons nominated for election as directors referred to in this proxy statement, “FOR” the approval of the non-binding, advisory proposal on the compensation of named executive officers, which is referred to as a “say-on-pay” proposal, “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, and on such other business matters which may properly come before the Annual Meeting in accordance with the judgment of the persons named as proxies. Other than the above proposals, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 23, 2017 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 8,718,307 shares of Common Stock, each of which is entitled to one vote.

ITEM 1 - ELECTION OF DIRECTORS

The Company’s Amended and Restated By-Laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect two directors to hold office until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the two persons named as nominees by the Board herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected, except for Mr. Smith, who is expected to retire effective as of the date of the Company’s 2019 annual meeting of shareholders in accordance with the Board’s Director Retirement Policy. However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Votes will be tabulated by an inspector of elections appointed by the Board.

The following sets forth certain information, as of January 27, 2017, about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring at the 2020 Annual Meeting

Jerome J. Smith, age 72, has served as a director of the Company since December 1989, and Chair of the Board of the Company since July 2006. He served as Chief Executive Officer from December 1989 to December 2006. He served as President of the Company from December 1989 to February 2005. He also served as President and Chief Executive Officer of First Business Bank (“FBB”), a wholly-owned subsidiary of the Company, from December 1989 to July 1999 and as Chair of the FBB Board of Directors (the “FBB Board”) from April 2001 to December 2003. Mr. Smith currently serves on the board of directors of Secura Insurance Companies.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Smith is qualified to serve on the Board include his over 40 years of executive level experience in the financial services industry, including 16 years as the Company’s CEO, over 30 years of governance experience through service on the boards of other privately held companies and non-profit organizations, CEO-level experience in strategy development and implementation, merger and acquisition experience, strong background in sales and marketing management and National Association of Corporate Directors director certification.

Gerald L. Kilcoyne, age 57, has served as a director of the Company since November 2011 and is a member of the Audit Committee and the Compensation Committee. In addition, he has served as Chair of the FBB Board since May 2010 and has been a member of the FBB Board since August 2005. He has served as a director of First Business Equipment Finance, LLC, a wholly-owned subsidiary of FBB, since January 2006 and as a director of Alterra Bank since May 2016. He served as a director of First Business Capital Corp. (FBCC), a wholly-owned subsidiary of FBB, from January 2006 to December 2013. Mr. Kilcoyne has been Managing Partner of Pinnacle Enterprises, LLC, a private investment holding company, since February 1997.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Kilcoyne is qualified to serve on the Board, as well as the Audit Committee and Compensation Committee, include his CEO-level experience in strategic planning and financial management, financial services industry expertise as a FBB director and involvement in mergers and acquisitions work for over 25 years.

THE BOARD RECOMMENDS EACH OF THE FOREGOING NOMINEES FOR ELECTION AS DIRECTOR AND URGES EACH SHAREHOLDER TO VOTE “FOR” EACH OF THE NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH NOMINEES.

Directors Continuing in Office

Terms expiring at the 2018 Annual Meeting

Mark D. Bugher, age 68, has served as a director of the Company since July 2005, is a member of the Corporate Governance and Nominating Committee and was named Chair of the Compensation Committee effective January 27, 2017. Mr. Bugher served as the Director of University Research Park in Madison, Wisconsin from 1999 until his retirement in November 2013. University Research Park is a non-profit research and technology park involved in developing, leasing and managing properties for technology sector businesses affiliated with the University of Wisconsin-Madison. Prior to this role, Mr. Bugher served as the Secretary of the State of Wisconsin Department of Administration from 1996 to 1999. From 1988 to 1996, he served as Secretary of the State of Wisconsin Department of Revenue. Mr. Bugher serves on the board of directors of MGE Energy, Inc. and its affiliate, Madison Gas and Electric Company and also serves on the audit committee of MGE Energy, Inc. Mr. Bugher additionally serves on the board of directors and as Chair of the Marshfield Clinic Health System and has served in leadership positions as chairman or board member for many organizations promoting economic development in Wisconsin.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Bugher is qualified to serve on the Board, as well as the Corporate Governance and Nominating Committee and Compensation Committee, include his executive level experience in strategy development and implementation, governance experience through service on boards including another public company board and other board committees, economic development expertise and a strong background in the commercial real estate, government and health care sectors.

Corey A. Chambas, age 54, has served as a director of the Company since July 2002, as Chief Executive Officer of the Company since December 2006 and as President of the Company since February 2005. He served as Chief Operating Officer of the Company from February 2005 to September 2006 and as Executive Vice President of the Company from July 2002 to February 2005. He served as Chief Executive Officer of FBB from July 1999 to September 2006 and as President of FBB from July 1999 to February 2005. He currently serves as a director of First Madison Investment Corp., a wholly-owned subsidiary of FBB. Mr. Chambas also serves on the board of directors and as Chair of the board and audit committee of M3 Insurance Solutions, Inc., a privately held insurance agency, and has served on the boards of other privately held companies and non-profit organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Chambas is qualified to serve on the Board include the depth and breadth of his experience as Chief Executive Officer of the Company and his over 30 years of financial services industry experience with specific focus in the commercial banking sector, his CEO-level experience in core management disciplines including strategy development and implementation, human resources, financial management and sales and marketing and his governance experience through service on the boards of other privately held companies and non-profit organizations.

John J. Harris, age 64, has served as a director of the Company since January 2012 and is a member of the Audit Committee. Mr. Harris has served as a professional in the investment banking industry for most of his career, most recently as Managing Director of the Investment Banking Financial Institutions Group of Stifel Nicolaus Weisel. Mr. Harris retired from this position in 2010. Prior to this role, Mr. Harris was Managing Director of the Investment Banking Financial Institutions Group of Piper Jaffrey & Co. from 2005 to 2007 and a Principal in the Investment Banking Financial Institutions Group of William Blair & Co., LLC from 2000 to 2005.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Harris is qualified to serve on the Board, as well as the Audit Committee, include over 25 years of experience providing financial advisory services to senior management, boards and special committees of publicly traded and privately held companies; his extensive experience in the financial services sector and with mergers and acquisitions; and his significant work advising clients on capital formation and execution of public and private capital raises.

Terms expiring at the 2019 Annual Meeting

Jan A. Eddy, age 67, has served as a director of the Company since October 2003, is the Chair of the Corporate Governance and Nominating Committee and serves on the Compensation Committee. From April 1990 to May 2010, she served as a director of FBB and served as Chair of the FBB Board from January 2004 to May 2010. Ms. Eddy founded Wingra Technologies, a designer and distributor of software, and served as President and Chief Executive Officer of Wingra Technologies from October 1991 to January 2005, when Quest Software purchased Wingra Technologies. Ms. Eddy held the position of Business Development Executive at Quest Software from January 2005 until her retirement in October 2005. Ms. Eddy has served on the boards of other privately held companies and non-profit organizations and is currently a director of Edgewood College, the Sauk Prairie Healthcare Foundation and several technology sector organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Ms. Eddy is qualified to serve on the Board, as well as on the Corporate Governance and Nominating Committee and the Compensation Committee, include her CEO-level experience as founder and Chief Executive Officer of her own company in strategy development and implementation, mergers and acquisitions and enterprise risk management, her significant governance experience from service on other boards and her strong background in information technology.

John M. Silseth, age 61, has served as a director of the Company since October 2006 and serves on the Audit Committee and Corporate Governance & Nominating Committee. He also serves as Chair of the Board of Directors of the Company’s First Business Bank-Milwaukee (“FBBM”) subsidiary. Mr. Silseth has been President of Antietam LLC, a private investment firm located in Milwaukee, Wisconsin, since 1986. He also serves on the board of directors of various Antietam portfolio companies, other privately held companies and non-profit organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Silseth is qualified to serve on the Board, as well as the Audit Committee and Corporate Governance and Nominating Committee, include his executive level experience in enterprise risk management, a strong background in financial reporting, accounting and financial controls as a certified public accountant, significant governance experience through service on numerous boards and his experience in mergers and acquisitions.

Dean W. Voeks, age 74, has served as a director of the Company since April 1996, is Chair of the Audit Committee and is a member of the Corporate Governance and Nominating Committee. Mr. Voeks is expected to retire from the Board effective as of the 2018 annual meeting of shareholders in accordance with the Board’s Director Retirement Policy. Mr. Voeks was the President and Chief Executive Officer of Chorus Communications Group Ltd., a telecommunications company, from January 1991 until his retirement in September 2002.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Voeks is qualified to serve on the Board, as well as the Audit Committee and Corporate Governance and Nominating Committee, include his CEO-level experience in core management disciplines such as strategic planning, human resources and enterprise risk management, governance experience through service as Chairman of the Board for Chorus Communications Group Ltd. and service on the boards of other non-profit organizations, strong financial background and experience with regulated companies.

Carol P. Sanders, age 49, has served as a director of the Company since September 2016 and is a member of the Audit Committee. Ms. Sanders has been the President of Carol P. Sanders Consulting LLC, a consulting firm providing executive level consulting services to the insurance and technology industries, since July 2015. She served as the Executive Vice President, Chief Financial Officer and Treasurer of Sentry Insurance from July 2013 to June 2015 and as Executive Vice President and Chief Operating Officer of Jewelers Mutual Insurance Company from November 2012 to June 2013 where she previously served in other executive capacities from September 2004 to November 2012. Ms. Sanders has over 25 years of experience in the insurance industry, primarily serving in EVP, CFO, COO and Treasurer roles.

Ms. Sanders has served on the board of directors of Alliant Energy Corporation (“Alliant”) and its two utility subsidiaries since December 2005. She presently serves as Chair of Alliant’s compensation and personnel committee and as a member of Alliant’s nominating and governance and executive committees and previously served as a member and Chair of Alliant’s audit committee. Ms. Sanders also serves on the board of directors of RenaissanceRe Holdings Ltd. (“RenaissanceRe”), a global provider of reinsurance and insurance and is a member of that company’s audit committee.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Ms. Sanders is qualified to serve on the Board, as well as the Audit Committee, include her background as an executive in the insurance industry as well as her board and committee service with other public companies and her executive level background in finance, operations, strategic planning, enterprise risk management and human resources.

Director Disclosures

None of the above-named directors or director nominees held a directorship at any public company or any company registered as an investment company under the Investment Company Act during the past five years, except for (i) Mr. Bugher, who serves on the board of directors and the audit committee of MGE Energy, Inc., a public company, (ii) Ms. Sanders, who serves on the board of directors, as chair of the compensation and personnel committee and as a member of both the nominating and governance and executive committees of Alliant, and is on the board of directors and a member of the audit committee of RenaissanceRe, and (iii) Mr. Chambas, who serves on the board of directors of Three Lakes Securities, LLC, which is a registered investment advisor. None of the directors, executive officers or nominees is related to one another and there are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of our directors or executive officers have been selected for their respective positions. None of the above-named directors or director nominees was a party to any SEC enforcement actions or any legal proceedings that are material to an evaluation of their ability or integrity in the past ten years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of 10% or more of the outstanding Common Stock to file reports concerning their ownership of Company equity securities with the SEC. Other than a late Form 4 filing by Mr. Chambas with respect to a gift of 312 shares to the United Way of Dane County, based solely upon a review of such reports, the Company believes that during the fiscal year ended December 31, 2016, all of its directors and executive officers complied with the Section 16(a) filing requirements.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Independent Directors and Meeting Attendance

Of the nine directors currently serving on the Board, the Board has determined that all except for Mr. Chambas, the Company’s President and Chief Executive Officer, are “independent directors” for purposes of applicable NASDAQ rules.

Directors are expected to attend the Company’s annual meeting of shareholders each year. All directors who were board members at the time attended the Company’s 2016 annual meeting.

The Board held nine meetings in 2016. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during 2016 while he or she was a director and (2) the total number of meetings held by all committees of the Board on which such director served during 2016 while he or she was a member of such committees.

Board Leadership Structure

The roles of Chair of the Board and Chief Executive Officer are held separately. Mr. Smith serves as Chair, and Mr. Chambas serves as Chief Executive Officer. The Board believes that at this time, separation of these roles is in the best interests of the Company and its shareholders because separation:

•	allows for additional talents, perspectives and skills on the Board;

•	preserves the distinction between the Chief Executive Officer’s leadership of management and the Chair’s leadership of the Board;

•	promotes a balance of power and an avoidance of conflict of interest;

•	provides an effective channel for the Board to express its views on management; and

•	allows the Chief Executive Officer to focus on leading the Company and the Chair to focus on leading the Board, monitoring corporate governance and shareholder issues.

Since Mr. Smith is the Company’s former Chief Executive Officer, this separation also provides the Company with the benefit of a Chair who fully understands the risks, issues and opportunities relating to the Company and the financial services industry.

Committees

The Board conducts its business through meetings of the Board and the following standing Committees: Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by the Board. The Board has also adopted guidelines on significant corporate governance matters that, together with the Company’s Code of Conduct and other policies, create the Board’s corporate governance standards. Copies of these charters and the Corporate Governance Guidelines are available free of charge on the Company’s website located at www.firstbusiness.com. The following table reflects the current membership of each Board Committee:

Name	Audit	Compensation	Corporate Governance & Nominating
Mark D. Bugher		Chair	X
Jan A. Eddy		X	Chair
John J. Harris	X
Gerald L. Kilcoyne	X	X
Carol P. Sanders	X
John M. Silseth	X		X
Dean W. Voeks	Chair		X
Number of Meetings in 2016	10	5	3

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s accounting and financial reporting processes and the audits of the financial statements of the Company. The Audit Committee presently consists of Dean W. Voeks (Chair), John J. Harris, Gerald L. Kilcoyne, Carol Sanders, and John M. Silseth, each of whom meets the requirements set forth in NASDAQ Listing Rule 5605(c)(2)(A) and the independence standards set forth in Rule 10A-3(b)(1) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has thus determined that each of the Audit Committee’s current members is qualified to serve in such capacity. The Board has determined that Carol P. Sanders qualifies as an “audit committee financial expert,” for purposes of applicable SEC regulations, and has the financial sophistication required by applicable NASDAQ rules because she has the requisite attributes through, among other things, her education and experience as a certified public accountant and financial executive in the insurance industry and her service on the audit committee of other public companies.

The Compensation Committee reviews and recommends to the Board the compensation structure for the Company’s directors and executive officers, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation, and administers the Company’s equity incentive plans. Mark D. Bugher (Chair), Jan A. Eddy and Gerald L. Kilcoyne are the current members of the Compensation Committee, each of whom is considered to be “independent” and meets the requirements set forth in applicable NASDAQ rules and the independent standards set forth in Rule 10C-1(b)(1) promulgated by the SEC under the Exchange Act. The Board has determined that none of the aforementioned directors has a relationship to the Company which is material to his or her ability to be independent from management in connection with the duties of a Compensation Committee member and has further determined that each of the Compensation Committee’s current members is qualified to serve in such capacity.

The Corporate Governance and Nominating Committee’s primary functions are to recommend persons to be selected by the Board as nominees for election as directors; recommend persons to be elected to fill any vacancies on the Board; lead the Board in its annual review of Board performance, Board and committee structure and director independence; develop and recommend to the Board corporate governance principles, policies and procedures and oversee execution of the Company’s enterprise risk management and succession planning programs and advise the Board on the effectiveness of these programs. The Corporate Governance and Nominating Committee consists of Jan A. Eddy (Chair), Mark D. Bugher, John M. Silseth, and Dean W. Voeks. The Board has determined that each of the Corporate Governance and Nominating Committee members is considered to be “independent” according to applicable NASDAQ rules and has further determined that each current member is qualified to serve in such capacity.

Director Selection, Qualifications and Nominations

In making recommendations to the Company’s Board with respect to nominees to serve as directors, the Corporate Governance and Nominating Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen and industry knowledge. While the Company does not have a separate diversity policy, in evaluating director nominees, the Board, with the assistance of the Corporate Governance and Nominating Committee, considers diversity of viewpoint, backgrounds, technical skills, industry knowledge and experience and local or community ties as well as diversity of personal characteristics such as race, gender, age, ethnicity and geographic representation to ensure a balanced, diverse Board, with each director contributing talents, skills and experiences needed for the Board as a whole.

The Board also believes the following minimum qualifications must be met by a director nominee to be recommended by the Corporate Governance and Nominating Committee:

•	Strong personal and professional ethics, integrity and values.

•	The ability to exercise sound business judgment.

•
Accomplished in his or her respective field as an active or former executive officer of a public or private organization, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Relevant expertise and experience and the ability to offer advice and guidance based on that expertise and experience.

•	Independence from any particular constituency, the ability to represent all shareholders of the Company and a commitment to enhancing long-term shareholder value.

•	Sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

The Corporate Governance and Nominating Committee works with the full Board to evaluate:

1)	Board composition and assess whether directors should be added in view of director departures,

2)	the number of directors needed to fulfill the Board’s responsibilities under the Corporate Governance Guidelines and committee charters, and

3)	the skills and capabilities that are relevant to the Board’s work and the Company’s strategy.

The table below summarizes key qualifications, skills and attributes relevant to the decision to nominate candidates to serve on the Board and possessed by current directors. A mark indicates this particular qualification, skill or attribute was identified as one of the director’s top five strongest qualifications, skills or attributes, but the absence of a mark does not mean the director does not possess that qualification, skill or attribute. Detailed director biographies are included on pages 2 through 5 of this proxy statement.

In making recommendations to the Board, the Corporate Governance and Nominating Committee also considers the mix of different tenures of directors, taking into account the benefits of directors with longer tenures including greater Board stability, continuity of organizational knowledge and the critical importance of expertise and understanding of the commercial banking industry as well as the benefits of directors with shorter tenures who help to foster new ideas and examination of the status quo.

The Corporate Governance and Nominating Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Corporate Governance and Nominating Committee should be sent to the Corporate Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s Amended and Restated By-Laws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of an intent to make such a nomination to the Corporate Secretary of the Company not less than 60 days or more than 90 days prior to the date of the previous year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the Amended and Restated By-Laws, if the Company does not receive notice of an intent to make such a nomination on or after February 22, 2018 and on or prior to March 24, 2018, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2018 annual meeting.

Board Role in Risk Oversight

The Company believes that establishing the right “tone at the top” and providing for full and open communication between management and the Board is essential for effective risk management and oversight. The Board, acting as a whole and through its committees, is responsible for oversight of the Company’s enterprise wide risk management including strategic risk, financial reporting risk, credit risk, liquidity risk, compensation risk, cyber risk and operational risk. Given the critical link between strategy and risk, the Board is also responsible for developing strategies based on an assessment of the Company’s overall risk tolerance, the related opportunities and the capacity to manage the resulting risk. At its annual planning session, the Board meets with executive management to discuss the strategies, key challenges, risks and opportunities facing the Company.

Oversight of Risk
•
The full Board has responsibility for oversight of risk management;
•
The Corporate Governance and Nominating Committee has responsibility for the oversight of the Company’s enterprise risk management program (“ERM Program”) including overseeing management’s execution of the ERM Program, periodically evaluating the effectiveness of the Board’s risk management structure and processes and ensuring appropriate Board-level risk reporting;
•
Board committees, which meet regularly and report back to the Board, monitor key risks and oversee effective risk remediation when and as appropriate;
•
Company management is responsible for managing risk through robust internal processes and effective internal controls and for effective reporting to the Board and its committees.

Under the ERM Program, a Risk Dashboard has been developed, the Company’s most significant risks along with related metrics/key risk indicators (“KRIs”) have been identified and risk tolerance thresholds established. ERM is a standing agenda item for each of the Board’s regular quarterly meetings. At these meetings the Board reviews the Risk Dashboard, the status of each KRI relative to the designated tolerance threshold and the related remediation plans. The Board has delegated oversight of each of the key risks to either the Audit, Compensation or Corporate Governance and Nominating Committee in accordance with the committee charters. These charters are reviewed annually to reflect the changing risk environment. Each committee monitors the assigned specific key risks, determines whether the key risk is within tolerance and ensures that appropriate mitigation plans are in place for all out of tolerance risks, identifies emerging risks, reports back to the Board with recommendations and updates and apprises the Board of any areas of concern. The table below summarizes each committee’s role in the risk oversight function:

Committee	Risk Oversight Focus
Audit Committee
•
Monitors key risks including financial, accounting and internal controls.
•
Additionally oversees management’s remediation plans and Board reporting relating to key risks outside of defined tolerance thresholds: capital, asset quality, earnings, liquidity, sensitivity to market and operational risk (including fraud, internal controls, information and cyber security, and compliance and regulatory).

Compensation Committee
•
Oversees the Company’s executive compensation program, evaluates risks presented by all compensation programs and confirms that the programs do not encourage risk taking to a degree that is likely to have a materially adverse impact on the Company, do not encourage the management team to take unnecessary and excessive risks that threaten the value of the Company and do not encourage the manipulation of reported earnings of the Company.

Governance and Nominating Committee	• Oversees the ERM Program. • Monitors key risks including risks relating to corporate governance structure, director independence, succession, strategy and reputation.

Management is responsible for the day to day management of the Company’s key risks and operates through a Senior Management Risk Committee which monitors key risks, develops and executes remediation plans as appropriate, identifies emerging risks, evaluates the effectiveness of the Company’s risk management processes and reports such to the Board or its committees on a regular basis.

More information about risks facing the Company is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, Part I, Item IA, Risk Factors.

Director Refreshment: Education, Development and Evaluation Processes

The Board is committed to continuing director education and development. As such, the Board conducts a robust peer and self-evaluation process in addition to its existing annual board and committee evaluation process. The peer and self-evaluation process has served as a mechanism to communicate and measure clear performance standards, both objective and subjective, including expectations for ongoing education. All directors have participated in educational opportunities including internally developed presentations and programs presented by third parties. The Company provides financial support for director education, and all directors are in compliance with the Board’s director education guidelines.

CEO and Executive Officer Succession Planning

Because of the significance of the CEO’s leadership, the full Board retains primary responsibility for oversight of CEO succession planning as well as overall executive leadership development and succession planning practices and strategies. The Board has delegated certain responsibility for the ongoing development and monitoring of CEO and executive officer succession planning to the Corporate Governance and Nominating Committee, and at least annually, that committee reviews the policies and principles of selecting a successor to the CEO, both in an emergency situation as well as in the ordinary course of business. The full Board participates in this annual review of the CEO succession plan. This review includes an assessment of potential internal and external CEO successors and contingency plans in the event of a sudden termination (including death or disability) as well as a review of the Company CEO’s recommendations for contingency and longer term succession planning for the CEO and executive officer positions. The Corporate Governance and Nominating Committee in accordance with its Charter also reviews succession plans for the other executive officers.

Communications with the Board of Directors

Shareholders may communicate with the Board by writing to First Business Financial Services, Inc., Board of Directors (or, at the shareholder’s option, to a specific director), c/o Barbara M. Conley, General Counsel and Corporate Secretary, 401 Charmany Drive, Madison, Wisconsin 53719. The Corporate Secretary will ensure that the communication is delivered to the Board or the specified director, as the case may be.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 23, 2017 by: (i) each director and director nominee; (ii) each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”); (iii) all of the directors, director nominees and executive officers (including the Named Executive Officers) as a group; and (iv) persons known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned by such holder. The percentage of beneficial ownership shown in the following table is based on 8,718,307 shares of Common Stock outstanding as of March 23, 2017. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of restricted stock units vesting within 60 days after March 23, 2017 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Charles H. Batson…………………………………….	42,407		*
Mark D. Bugher……………………………………...	9,196	(1)	*
Corey A. Chambas…………………………………...	140,647		1.6%
Jan A. Eddy…………………………………………..	16,056	(2)	*
John J. Harris……………………………………........	8,000	(3)	*
Gerald L. Kilcoyne…………………………………...	39,636	(4)	*
Mark J. Meloy……………………………………......	46,274	(5)	*
James F. Ropella (6)………………………………….	9,214	(7)	*
Carol Sanders…………………………………….......	0		*
David Seiler…….…………………………………….	5,995		*
John M. Silseth…………………………………….....	70,000		*
Edward G. Sloane, Jr…………………………………	4,850		*
Jerome J. Smith……………………………………....	36,337	(8)	*
Dean W. Voeks…………………………………….....	11,294		*
All directors, nominees and executive officers as a group (19 persons)………………………	575,790	(9)	6.6%
5% Holders
The Banc Funds Company, LLC (10)………………...	735,728		8.4%
Manulife Financial Corporation (11)………………....	478,346		5.5%
Wellington Management Group LLP (12)……………	526,402		6.0%
____________________
* Denotes less than 1%.

(1)
Includes 160 shares held by Mr. Bugher through an IRA, 6,536 shares held in a revocable trust held jointly with his spouse, 500 shares held by Mr. Bugher’s spouse directly and 2,000 shares held by his spouse through an IRA.

(2)	All shares held jointly with Ms. Eddy’s spouse.
(3)	Includes 4,000 shares held jointly with Mr. Harris' spouse.
(4)	All shares held in a revocable trust held jointly with Mr. Kilcoyne’s spouse.
(5)	Includes 40,305 shares held jointly with Mr. Meloy's spouse.
(6)	Mr. Ropella retired as Senior Vice President and Treasurer on April 1, 2016.

(7)
All shares held jointly with Mr. Ropella’s spouse. The total does not include 5,001 shares issuable pursuant to restricted stock units owned by Mr. Ropella, none of which will vest within 60 days of March 23, 2017.

(8)	All shares held in a revocable living trust held jointly with Mr. Smith’s spouse.
(9)
Includes 2,500 shares held by spouses of the group members, 88,306 shares held through direct joint ownership with spouses of the group members and 104,597 shares held in revocable trusts of the group members and their spouses.

(10)
Information based on Schedule 13G/A filed with the SEC on February 14, 2017 by Banc Fund VI L.P., Banc Fund VII L.P., Banc Fund VIII L.P. and Banc Fund IX L.P. (collectively, the “Banc Fund Reporting Persons”). According to the Schedule 13G/A, Banc Fund VII L.P. had sole voting and dispositive power with respect to 162,200 shares, Banc Fund VIII L.P. had sole voting and dispositive power with respect to 452,100 shares, Banc Fund IX L.P. had sole voting and dispositive power with respect to 121,428 shares, and Charles J. Moore, the manager of each of the Banc Fund Reporting Persons, held voting and dispositive power over the shares held by those entities. According to the Schedule 13G/A, each of the Banc Fund Reporting Persons lists its address as 20 North Wacker Drive, Suite 3300, Chicago, IL 60606.

(11)
Information based on Schedule 13G/A filed with the SEC on February 14, 2017 by Manulife Financial Corporation, Manulife Asset Management (US) LLC, Manulife Asset Management (North America) Limited, and Manulife Asset Management Limited. According to the Schedule 13G/A, Manulife Asset Management (US) LLC had sole voting and dispositive power with respect to 471,317 shares, Manulife Asset Management (North America) Limited had sole voting and dispositive power with respect to 2,589 shares and Manulife Asset Management Limited had sole voting and dispositive power with respect to 4,440 shares. According to the Schedule 13G/A, the principal business offices of Manulife Financial Corporation, Manulife Asset Management (North America) Limited and Manulife Asset Management Limited are located at 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5 and the principal business office of Manulife Asset Management (US) LLC is located at 197 Clarendon Street, Boston, Massachusetts 02116.

(12)
Information based on Schedule 13G/A filed with the SEC on February 9, 2017 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, the “Wellington Reporting Persons”).  According to the Schedule 13G/A, each of the Wellington Reporting Persons had shared voting power with respect to 514,102 shares and shared dispositive power with respect to 528,502 shares.  According to the Schedule 13G/A, the principal business office of each of the Wellington Reporting Persons is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

DIRECTOR COMPENSATION

In 2016, each non-employee director of the Company received an annual retainer of $24,000. The Company’s Board Chair received an additional annual retainer comprised of $50,000 in cash and $113,013 in vested Company stock. The Chair of the Compensation Committee and the Chair of the Corporate Governance and Nominating Committee received additional annual retainers of $5,000, while the Chair of the Audit Committee received an additional annual retainer of $10,000. All Board and committee members, except those serving as executive officers of the Company, were paid $750 for each Board and committee meeting attended in person or via teleconference. All director and committee fees were paid in cash except for the stock issued to Mr. Smith.

	Fees earned or paid in cash (1)	Stock awards	All other compensation	Total
Mark D. Bugher	$37,500	0	0	$37,500
Jan A. Eddy	$42,500	0	0	$42,500
John J. Harris	$39,000	0	0	$39,000
Gerald L. Kilcoyne	$73,800	0	0	$73,800
Carol P. Sanders	$11,750	0	0	$11,750
John M. Silseth	$57,700	0	0	$57,700
Jerome J. Smith	$86,000	$113,013	0	$199,012
Barbara H. Stephens (2)	$39,500	0	0	$39,500
Dean W. Voeks	$51,250	0	0	$51,250

(1)	Includes Company subsidiary board of directors and committee fees.
(2)	Ms. Stephens ceased serving as a director of the Company as of January 27, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company is a registered bank holding company engaged in the commercial banking business through its wholly-owned bank subsidiaries (the “Banks”). The Banks operate as business banks focusing on delivering a full line of commercial banking products, including commercial loans and commercial real estate loans, and services tailored to meet the specific needs of small- and medium-sized businesses, business owners, executives, professionals and high net worth individuals. In early 2017, the Company announced its intention to consolidate the charters of the wholly-owned bank subsidiaries into a single charter; however, it is not currently anticipated that the consolidation will impact the Company’s existing management structure.
Performance highlights for the year ending December 31, 2016 include:

•	Net income for the year ended December 31, 2016 was $14.9 million, 9.7% lower than the $16.5 million earned for the year ended December 31, 2015.

•	Diluted earnings per common share were $1.71 for the year ended December 31, 2016, compared to $1.90 earned in the prior year.

•
Top line revenue, which consists of net interest income and non-interest income, increased 7.5% to a record $81.3 million for the year ended December 31, 2016, compared to $75.7 million for the same period in 2015.

•	Return on average assets and return on average equity for the year ended December 31, 2016 were 0.82% and 9.40% respectively, compared to 0.97% and 11.36% for 2015.

The following chart depicts total return to the Company’s stockholders during the period beginning December 31, 2011 and ending December 31, 2016 compared to the Total Return Index for the NASDAQ Composite, which is a broad nationally recognized index of stock performance by publicly traded companies and the SNL Bank NASDAQ, which is an index that contains securities of NASDAQ-listed companies classified according to the Industry Classification Benchmark as banks. The chart assumes that the value of the investment in the Company’s common stock and each of the three indices was $100 on December 31, 2011, and that all dividends were reinvested in FBIZ common stock.

Total Return Performance
Index Value
$350
$300
$250
$200
$150
$100
12/31/11
12/31/12
12/31/13
12/31/14
12/31/15
12/31/16
First Business Financial Services, Inc.
NASDAQ Composite
SNL Bank NASDAQ

		Period Ending
Index	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
First Business Financial Services, Inc.	$ 100.00	$ 140.87	$ 235.22	$ 305.32	$ 324.95	$ 315.09
NASDAQ Composite	100.00	117.45	164.57	188.84	201.98	219.89
SNL Bank NASDAQ	100.00	119.19	171.31	177.42	191.53	265.56

Additional information on the Company’s business results can be found in the Company’s 2016 Annual Report under the Management’s Discussion and Analysis section.

Executive Compensation Highlights

The Company’s executive compensation program is designed to be heavily weighted toward compensating its executives based on Company performance. To that end the Company has implemented executive compensation policies and practices that reinforce its pay for performance philosophy and align with commonly viewed best practices and sound governance principles. The following highlights some of the Company’s executive compensation policies and practices:

•
In December 2016 the CEO’s employment agreement was amended, and the post-change in control “walk away” right was removed. As a result, the CEO’s employment agreement and executive officers’ change-in-control agreements require double-triggers upon a change-in-control. In addition, none of these agreements include an excise tax gross-up;

•	The clawback language in the Company Bonus Plan was further strengthened for conduct that is detrimental to the Company and results in a material restatement;

•
The Company Bonus Plan was reviewed; the Bonus Plan is formulaic with clear disclosure of business drivers; the 2016 review determined that the Bonus Plan is operating as intended and is providing appropriate incentives for the management team;

•	The Company’s Compensation Philosophy was reviewed and approved;

•	The Company’s Stock Ownership Guidelines for the CEO & Executive Officers were reviewed; the CEO and all Executive Officers are in compliance;

•	The no-hedging and no-pledging policies were reviewed; all Executive Officers are in compliance;

•	The Company offers limited perquisites.

Consideration of 2016 Say on Pay

At the Company’s 2016 annual meeting of shareholders, approximately 96% of voting shareholders approved the non-binding advisory proposal on the compensation of the Named Executive Officers, (commonly referred to as a “say-on-pay” vote).

The Board and the Compensation Committee pay careful attention to communications received from shareholders regarding executive compensation, including the non-binding advisory vote. The Company carefully considered the result of the 2016 advisory vote on executive compensation but not for specific 2016 compensation decisions. Based on this consideration and the other factors described in this Compensation Discussion and Analysis, the Compensation Committee did not materially alter the policies or structure for the Named Executive Officers’ compensation for 2016 or 2017.

Overview of our Executive Compensation Program

This Compensation Discussion and Analysis describes the Company’s compensation philosophy and policies for 2016 as applicable to the Named Executive Officers in the Summary Compensation Table on page 31 (“Named Executive Officers”). This section explains the structure and rationale associated with each material component of the Named Executive Officers’ compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section. The Company regularly utilizes an outside consultant to conduct Director and Executive compensation reviews and is scheduled to engage an outside consultant and conduct the reviews again in 2017.

Compensation Program Components

Our Compensation Committee strives to provide an appropriate mix of compensation components, including finding a balance between current and long-term compensation and between cash and equity incentive compensation. Cash payments primarily are aligned with and reward more recent performance, while equity awards encourage our executives to continue to deliver results over a longer period of time and also serve as a retention tool. Compensation for the Named Executive Officers was allocated between base salary, annual incentive compensation and longer-term awards as follows.

Base Salary. The Company annually reviews the base salaries of the Named Executive Officers to determine whether or not they will be adjusted. The salaries for 2016, determined by the Compensation Committee at the end of 2015, are set forth in the Summary Compensation Table on page 31. In determining these salary levels, the Company considered the following factors, with no specific weighting applied to any single factor:

•	the compensation philosophy and guiding principles described below;

•	the performance of the Company versus key financial objectives;

•
the base salary paid to the Named Executive Officers in comparable positions at companies in the Peer Group, generally using the median as its point of reference if the Named Executive Officer’s overall performance and experience warrants such consideration;

•	the overall professional experience and background and the industry knowledge of the Named Executive Officers and the quality and effectiveness of their leadership at the Company;

•	all of the other components of executive compensation, including bonus, equity grants, retirement and death benefits, as well as other benefits and perquisites;

•
total shareholder return and the long-term performance of the Company’s stock price, however, short-term stock price performance is not a key factor in considering compensation as the Compensation Committee believes that the short-term performance of the stock price may be subject to various factors including those outside the control of executive management; and

•	internal pay equity among the Company’s Named Executive Officers.

At the end of 2016, the Compensation Committee determined the base salaries of the Named Executive Officers for 2017. The Compensation Committee approved raises for all of the Named Executive Officers for 2017 based on the factors described above. The base salaries for 2016 and 2017 are as follows:

Name	Position	2016 Base Salary	2017 Base Salary
Corey A. Chambas	President and Chief Executive Officer	$432,640	$443,456
James F. Ropella(1)	Retired Chief Financial Officer	$267,800	N/A
Edward G. Sloane, Jr.(2)	Chief Financial Officer	$250,000	$257,500
Charles H. Batson	President & CEO - First Business Capital Corp.	$250,000	$255,000
David R. Seiler	Chief Operating Officer	$250,000	$259,375
Mark J. Meloy	CEO - First Business Bank	$213,041	$220,000

(1)
Mr. Ropella was the Company’s Senior Vice President & Chief Financial Officer until January 18, 2016. He continued his employment with the Company as Senior Vice President and Treasurer until April 1, 2016. After that date, Mr. Ropella provided consulting services to the Company.

(2)	Mr. Sloane was appointed Chief Financial Officer of the Company effective January 19, 2016.

Annual Bonus. The Compensation Committee typically determines eligibility for annual bonus payments using the parameters defined in the Company’s Bonus Plan, which is a performance-based bonus plan for eligible officers and employees of the Company, including the Named Executive Officers. The plan is formulaic and has clear disclosure of the business drivers. As established, the Compensation Committee retains the right to modify the Bonus Plan or withhold payment at any time.

For 2016, the Company’s overall performance and achievement of individual goals resulted in aggregate bonus payments of approximately $226,369 paid to the Named Executive Officers compared to aggregate bonus payments of $466,234 paid in 2015. Since not all performance measures were achieved at target in 2016, the 2016 aggregate bonus payments were lower than 2015 demonstrating the Company’s pay for performance commitment. The bonuses paid to Mr. Chambas and the other Named Executive Officers are set forth in the Summary Compensation Table on page 31 of this Proxy Statement.

In 2016, the Named Executive Officers participating in the Bonus Plan earned bonuses based on the performance of the Company, the Company and FBB, or the Company and the FBCC Division. The measure of the Company’s performance is based on a combination of measures including revenue growth goals, operating profitability goals and goals related to strategic objectives, as established and measured by the Compensation Committee and the Board. Each measure is equally weighted.

The Compensation Committee and Board approve threshold, target and superior levels for each of the measures used in the Bonus Plan, given the expectations and strategies for each particular year. The specific performance metrics established with respect to the Company’s 2016 performance that are non-GAAP measures are defined below.

Bonus payments under the Bonus Plan are determined by the formulas described below, although the Board reserves the right to modify the payouts in its sole discretion. The Bonus Plan has a safeguard of requiring that the Company must meet one-half of the return on asset threshold before any bonus payment can be made based on performance on any criteria.

The following charts outline the performance measures that were used in the Named Executive Officers’ bonus calculations. The bonuses for Mr. Chambas, Mr. Sloane and Mr. Seiler were calculated based 100% on the performance of the Company.

	Measurement	Threshold	Target	Superior	Actual	Weighting

Company	Adjusted Top Line Revenue(1)	74,600,000	76,000,000	81,205,539	76,915,692	25.00%
	Analyzed Service Charges(2)	3,548,276	3,717,241	3,886,207	3,471,623	25.00%
	Adjusted Return on Assets(3)	0.79%	0.89%	0.99%	0.68%	25.00%
	SBA Loan Volume(4)	90,000,000	105,000,000	120,000,000	54,366,612	25.00%

(1)	Adjusted Top Line Revenue is defined as net interest income plus non-interest income less gains from the sale of the guaranteed portion of SBA loans.
(2)
Analyzed Service Charges are defined as service charges for treasury management services where the Company is compensated by the clients’ deposits or direct cash charges when balances are insufficient to cover charges.

(3)
Adjusted Return on Assets is defined as the total of adjusted top line revenue less non-interest expense less net loan and lease charge-offs less the net change in specific reserves on impaired loans divided by average assets.

(4)	SBA Loan Volume is defined as total SBA 7(a) loans originated and fully funded during the calendar year end December 31, 2016.

The bonus for Mr. Meloy was calculated based 75% on the performance of FBB and 25% on the performance of the Company.

	Measurement	Threshold	Target	Superior	Actual	Weighting
FBB	Adjusted Top Line Revenue	23,550,000	24,000,000	25,650,000	24,046,192	33.33%
	Analyzed Service Charges	2,253,435	2,293,435	2,333,435	2,092,490	33.33%
	Adjusted Return on Assets	2.88%	3.00%	3.19%	3.14%	33.33%

The bonus for Mr. Batson was calculated based 75% on the performance of FBCC Division and 25% on the performance of the Company.

	Measurement	Threshold	Target	Superior	Actual	Weighting
FBCC Division	Top Line Revenue(5)	11,100,000	11,300,000	12,075,000	11,432,408	25.00%
	Pre-tax Adjusted Earnings(6)	5,800,000	6,000,000	6,775,000	6,130,386	25.00%
	Adjusted Return on Assets(7)	3.25%	3.50%	3.75%	4.13%	25.00%
	Average Loans Month of December	175,000,000	186,000,000	197,000,000	144,160,952	25.00%

The Company’s actual 2016 performance measurements used by the Compensation Committee solely to determine whether the Company met the bonus criteria set forth above include the Company’s adjusted top line revenue(1), analyzed service charges(2), adjusted return on assets(3), and Small Business Administration (“SBA”) loan volume(4). FBB’s measures were adjusted top line revenue, analyzed service charges and adjusted return on assets. The definitions of these FBB criteria are the same as used for the Company, however, the results for all three criteria are based on FBB’s performance. The FBCC Division's measures were top line revenue(5), pre-tax adjusted earnings(6), adjusted return on assets(7), and average loans receivable outstanding for the month ended December 31, 2016.

(1)	Adjusted Top Line Revenue is defined as net interest income plus non-interest income less gains from the sale of the guaranteed portion of SBA loans.
(2)
Analyzed Service Charges are defined as service charges for treasury management services where the Company is compensated by the clients’ deposits or direct cash charges when balances are insufficient to cover charges.

(3)
Adjusted Return on Assets is defined as the total of adjusted top line revenue less non-interest expense less net loan and lease charge-offs less the net change in specific reserves on impaired loans divided by average assets.

(4)	SBA Loan Volume is defined as total SBA 7(a) loans originated and fully funded during the calendar year end December 31, 2016.
(5)	Top Line Revenue is defined as net interest income plus non-interest income.
(6)	Pre-tax Adjusted Earnings is defined as top line revenue less non-interest expense less net loan and lease charge-offs less the net change in specific reserves on impaired loans.
(7)
Adjusted Return on Assets is defined as the total of top line revenue less non-interest expense less net loan and lease charge-offs less the net change in specific reserves on impaired loans divided by average assets.

The specific performance metrics established with respect to the Company’s 2016 performance include non-GAAP financial measures, which Management believes are relevant measures to align employees’ performance with the Company’s profitability, growth and achievement of our strategic objectives. Return on assets measures current year profitability and was adjusted to exclude the impact of changes in the general allowance for loans and leases, which is predominately driven by historical loss experience. Return on assets was also adjusted to exclude taxes as tax strategy initiatives are influenced by a limited number of employees. Top line revenue performance was used because it is an overall indicator of growth, which is a strong driver of profitability in future years. Growth in analyzed service charges is an indicator of growth in business deposit relationships. This is a strategic as well as financial metric that was chosen because of our branchless model and the resulting need to strongly focus on in-market deposit generation, our strategic focus on adding commercial and industrial (“C&I”) relationships and the metric’s alignment with our strategy of increasing our fee income percentage through service charge income. SBA loan volume was chosen as a strategic metric because of the Company’s focus on expanding that business line.

With respect to the bonus formula, bonuses under the Bonus Plan provide for bonus payments of 0% to 95% of eligible salary. In 2016, the Bonus Plan provided that our President and Chief Executive Officer would receive up to 95% of his salary with a target payment of 45%, the President & Chief Executive Officer of FBCC Division, the Chief Financial Officer and the Chief Operating Officer would each receive up to 75% of his salary with a target payment of 35%, and the Chief Executive Officer of FBB would receive up to 60% of his salary with a target payment of 30%.

Named Executive Officer	Targeted Payout as % of Base Salary	Actual Consolidated Payout as % of Bonus Eligible Compensation	Bonus Payout ($)
Corey A. Chambas	45.00%	13.45%	58,185
James F. Ropella	NA	NA	NA
Edward G. Sloane, Jr.	35.00%	10.51%	24,993
Charles H. Batson	35.00%	28.39%	70,046
David R. Seiler	35.00%	10.51%	18,711
Mark J. Meloy	30.00%	25.55%	54,434

While the amount of the base bonus payment is determined, primarily, by reference to the performance metrics described above, the Compensation Committee also considers each Named Executive Officer’s progress toward individual goals when ultimately determining whether the Named Executive Officer will receive 100% of his eligible bonus. Individual goals, which are established at the beginning of the year, are considered but are not necessarily assigned a particular weight or value. In 2016, the Compensation Committee chose not to exercise its discretion under the Individual Goals. The 2016 individual goals are set forth below:

Corey A. Chambas, President & CEO

•	Achieve the business objectives set forth in the Company’s Strategic Plan.

•	Continue focus on succession planning and talent development.

•	Maintain positive investor relations and company visibility.

•	Properly manage risks of the Company.

•	Meet or exceed expected results for Company asset quality, employee engagement, leadership effectiveness, internal client service satisfaction, client satisfaction and turnover.

Edward G. Sloane, Jr., Chief Financial Officer

•	Achieve the business objectives set forth in the Company’s Strategic Plan.

•	Continue to lead, engage and develop team members in areas of responsibility.

•	Maintain positive investor relations and company visibility.

•	Properly manage risks of the Company.

•	Meet or exceed expected results in areas of responsibility for employee engagement, leadership effectiveness, internal client service satisfaction and turnover.

James F. Ropella, Retired Chief Financial Officer

•	Because Mr. Ropella retired effective April 1, 2016, he was not eligible for a bonus for 2016.

Charles H. Batson, President & CEO, FBCC Division

•	Continue to lead, engage and develop team members in areas of responsibility.

•	Meet or exceed expected results in areas of responsibility for financial performance, asset quality, employee engagement, leadership effectiveness, internal client service satisfaction and turnover.

David R. Seiler, Chief Operating Officer

•	Provide leadership for all operating entities and sales and marketing for the Company.

•	Serve as interim President & CEO of Alterra Bank.

•	Engage and develop senior leaders in the Company.

•
Meet or exceed expected results in areas of responsibility for financial performance, asset quality, employee engagement, leadership effectiveness, internal client service satisfaction, client satisfaction and turnover.

Mark J. Meloy, CEO, First Business Bank

•	Continue to lead, engage and develop team members in their areas of responsibility.

•	Maintain leadership position in local market.

•	Meet or exceed expected results in areas of responsibility for asset quality, employee engagement, leadership effectiveness, internal client service satisfaction, client satisfaction and turnover.

Clawback Provision of Bonus Plan Payments. The Company’s Bonus Plan includes a clawback provision that applies to all current and former executive officers. In the event of a material restatement of the Company’s financial results, other than a restatement due to changes in accounting principles or applicable law or interpretations thereof, the Board will review the facts and circumstance that led to the requirement for the restatement and will take such actions, including clawback, as it deems necessary or appropriate. The Board will consider whether any executive officer received cash or equity compensation based on the original financial statements because it appeared he or she achieved financial performance targets which in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

Long-Term Incentive Plan. The LTI Plan was established to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who make or are expected to make important contributions to the Company by providing equity ownership opportunities and equity-based incentives, thereby aligning the interests of such persons with those of the shareholders. The LTI Plan is administered by the Compensation Committee of the Board and provides for the grant of equity ownership opportunities through incentive stock options and nonqualified stock options, restricted stock, restricted stock units, dividend equivalent units, and any other type of award permitted by the LTI Plan.

The Compensation Committee considers Company and individual performance in determining whether or not a grant will be awarded to a Named Executive Officer. The Compensation Committee annually evaluates the financial performance of the Company against its peers and the individual performance of each Named Executive Officer to determine if performance meets or exceeds expectations and whether or not a grant is awarded. As a result of this evaluation, in 2016 the Compensation Committee awarded grants to some Named Executive Officers, but did not award grants to the CEO and certain other executive officers. The Company currently issues restricted stock and restricted stock units and the stock generally vests in equal increments over a four year period. The Compensation Committee believes that making annual awards is incentivizing the Named Executive Officers to focus on consistent and sustainable performance over the long term.

The targeted amount of the LTI awarded for each of the Named Executive Officers is determined utilizing market data for similar positions within the industry as well as relative roles and responsibilities within the Company. Awards made in 2016 include restricted stock awards to Named Executive Officers which generally vest in equal increments over a four year period. The following chart outlines the number of restricted shares awarded to each of the Named Executive Officers in 2016. Mr. Chambas recommended that he not receive an equity grant in 2016.

Name	Position	2016 Restricted Shares Issued
Corey A. Chambas	President and Chief Executive Officer	0
James F. Ropella	Retired Chief Financial Officer	NA
Edward G. Sloane, Jr. (1)	Chief Financial Officer	3,850
Charles H. Batson	President & CEO - First Business Capital Corp.	2,655
David R. Seiler (1)	Chief Operating Officer	5,995
Mark J. Meloy	CEO - First Business Bank	2,265

(1)	Some or all of the grants Mr. Sloane and Mr. Seiler received were included as part of their employment offers.

These restricted stock awards are also listed in the Outstanding Equity Awards at Fiscal Year End table on page 34.

All Other Compensation and Perquisites. While the Compensation Committee reviews and monitors the level of other compensation offered to the Named Executive Officers, it typically does not adjust the level of benefits offered on an annual basis. The Compensation Committee does consider the benefits and perquisites offered to the Named Executive Officers in its evaluation of the total compensation received by each. It is the Company’s belief that perquisites for Named Executive Officers should be very limited in scope and value and reflective of similar perquisites from competitive employers both in the industry and the region. Due to this philosophy, the Company has generally provided nominal benefits to Named Executive Officers that are not available to other employees and plans to continue this approach in the future. The benefits offered in 2016 to the Named Executive Officers will continue for 2017. The perquisites received by the Named Executive Officers in 2016 are reported in the Summary Compensation Table on page 31.

Compensation Practices and Policies

The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to the Named Executive Officers. The Compensation Committee reviews the performance of the Chief Executive Officer, Mr. Chambas, and determines and recommends to the Board for approval the salary and bonus paid to him.

The Compensation Committee relies upon Mr. Chambas’ assessment of each Named Executive Officer’s individual performance, which considers the Named Executive Officer’s efforts in achieving his individual goals each year, managing and developing employees and the enhancement of long-term relationships with clients, if applicable to his position. Individual goals for Named Executive Officers are established by Mr. Chambas in consultation with each Named Executive Officer and the Chief Operating Officer, as appropriate. No Named Executive Officer participates in any recommendation or decision with respect to his own compensation or benefits.

The Compensation Committee’s charter gives it the authority to hire outside consultants to further its objectives and responsibilities. The Compensation Committee regularly utilizes, and expects to utilize in the future, various outside consultants, actuaries, and attorneys to assist in developing and implementing the essential components of the Company’s compensation programs. In the past, the Compensation Committee has retained Pearl Meyer & Partners, LLC (“PM&P”), a compensation consulting firm. PM&P is independent, reports directly to the Compensation Committee Chair, and performs no other work for the Company other than assisting the Compensation Committee in review of the total compensation program, including gathering and analyzing market data for compensation paid for similar positions at companies with which the Company competes for executive talent, validating the integrity of the Company’s peer group of financial institutions and for periodic review of director compensation. PM&P also provides input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters. In addition, the Compensation Committee reviews compensation survey data from industry sources such as McLagan and the American Bankers Association.

Compensation Philosophy and Objectives

The overall objectives of the Company’s compensation programs are to align Named Executive Officer compensation with the success of meeting long-term strategic, operating and financial goals. The programs are designed to create meaningful incentives to manage the business successfully with a constant focus on the Company’s short-term and long-term performance as compared to the strategic plan and the key operating and financial objectives. The Company’s philosophy is intended to align the interests of Named Executive Officers with the long-term interests of shareholders. The executive compensation program is structured to accomplish the following objectives:

•	encourage a consistent and attractive return to shareholders over the long-term;

•
maintain an environment which encourages stability and a long-term focus for the primary constituencies of the Company, including shareholders, clients, employees, communities and government regulatory agencies;

•	maintain a program which:

◦	provides compensation programs that support attracting and retaining highly qualified executives and employees;

◦	clearly motivates employees to perform and succeed according to the Company’s current goals;

◦	provides management with the appropriate empowerment to make decisions that benefit the primary constituents;

◦	retains key employees critical to the Company’s long-term success;

◦	provides for management succession planning and related considerations;

◦	emphasizes formula-based components, such as performance-based bonus plans and long-term incentive plans, in order to better focus management efforts in its execution of corporate goals;

◦	encourages increased productivity; and

◦	responsibly manages risks related to compensation programs;

•	provide for subjective consideration in determining incentive and compensation components; and

•	ensure that management:

◦	fulfills its oversight responsibility to its primary constituents;

◦	conforms its business conduct to the highest ethical standards;

◦	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of the Company’s constituents; and

◦	continues to avoid any conflict between its responsibilities to the Company and each Named Executive Officer’s personal interests.

Director and Executive Officer Stock Ownership Guidelines

The Board has established director and executive officer stock ownership guidelines as another means by which to align their decisions with creating shareholder value. The guidelines are based on a multiple of base salary for the CEO and Executive Officers and a multiple of the annual retainer fee for the directors as follows:

Position	Baseline	Minimum Ownership as a multiple of the Baseline
Director	Annual Board Retainer	3x
CEO	Base Salary	3x(1)
Executive Officer	Base Salary	1x
(1) As of December 31, 2016, the CEO’s ownership of Company shares represented 8.4x his 2016 base salary.

Executive Officers and directors are allowed five years from the later of the establishment of the guidelines or their appointment to accumulate the minimum number of shares to satisfy these guidelines. All executive officers are currently in compliance. The complete details of the ownership guidelines are available in the Company’s Corporate Governance Guidelines posted on its website.

No-Hedging and No-Pledging Policies

The Company has an Insider Trading Policy that prohibits Section 16 officers and directors from hedging Company stock, from holding Company stock in a margin account and from pledging Company stock as collateral for a loan. All Section 16 officers and directors are currently in compliance with these policies.

Compensation Factors

General. The Compensation Committee’s decisions regarding each Named Executive Officer are based, in part, on the Compensation Committee’s subjective judgment, and also take into account qualitative and quantitative factors, as will be set forth in the discussion below. In reviewing a Named Executive Officer’s compensation, the Compensation Committee considers and evaluates all components of the Named Executive Officer’s total compensation package.

Company Performance. In establishing Named Executive Officer compensation, the Compensation Committee measures the Company’s performance compared to management’s and the Board’s goals and objectives, and also compares Company performance to that of the Company’s peer group of financial institutions. The Compensation Committee believes that using the Company’s performance as a factor in determining a Named Executive Officer’s compensation is effective in helping to align the Named Executive Officer’s interests with those of the

Company’s shareholders. With that in mind, the Compensation Committee focuses on key financial performance criteria such as revenue growth goals, operating profitability goals and goals related to strategic objectives, as determined by the Board. As part of the evaluation and review of these criteria, the Compensation Committee will also take into account various subjective issues, such as general economic conditions and its impact on performance, and how they may affect the Company’s performance.

Peer Group Analysis. For purposes of peer analysis in assessing performance, the Company utilizes a peer group that includes commercial banks of similar asset size. Given the ever-changing landscape within the banking industry, the Compensation Committee regularly reviews and validates the group of banks used for this analysis. In January 2016 the Company compiled an updated market reference group of high performing publicly-traded bank holding companies with an asset size between $800 million and $3.6 billion, which at the time was approximately one-half to two times the Company’s size, a commercial lending concentration of at least 70%, headquarters in the continental United States and a strong performance history. Two banks were dropped due to acquisitions and all other banks met the criteria. This updated market reference group had median assets of $2.08 billion at the end of 2015.

This is the peer group used for purposes of 2016 compensation decisions and reflected below (“Peer Group”). The companies included in this Peer Group are as follows:

CoBiz Financial Inc.
Community Financial Corporation
Enterprise Financial Services Corp.
Guaranty Bancorp
Mercantile Bank Corporation
Old Line Bancshares, Inc.
Old Second Bancorp, Inc.
Pacific Continental Corporation
QCR Holdings, Inc.
Southern National Bancorp of Virginia, Inc.
Southwest Bancorp, Inc.
Stock Yards Bancorp, Inc.
TriState Capital Holdings, Inc.
Washington First Bankshares, Inc.
West Bancorporation, Inc.

The median asset size of the Peer Group changed significantly during 2016, therefore, the Compensation Committee has updated the peer reference group for 2017 to more closely align to the median asset size of the Company. The Compensation Committee will use the new Peer Group when making compensation decisions in 2017.

In addition, the Compensation Committee reviewed compensation survey data that is readily available to the Company from industry sources such as PM&P, McLagan and the American Bankers Association. Other factors of Company performance that may affect a Named Executive Officer’s compensation include client satisfaction, employee engagement, talent development, succession planning considerations, employee turnover, as well as other less subjective performance considerations.

Comparison to Peer Group. In establishing the compensation of the Named Executive Officers, the Compensation Committee utilizes market data regarding the compensation practices of other financial institutions of a similar asset size and complexity. In some cases, however, the Compensation Committee will consider data from outside the peer comparison when reviewing compensation practices if that comparison identifies similarities, such as business-line focus and geography. The Compensation Committee believes that such comparisons are useful in creating an overall compensation program to stay competitive in the marketplace and for attracting and retaining qualified Named Executive Officers. While the Compensation Committee believes that it is prudent to consider such comparative information in determining compensation practices, it does not set strict parameters using this data. Rather, the Compensation Committee uses comparative data to ensure that Named Executive Officer compensation is not inconsistent with appropriately defined peer organizations. Generally, the Compensation Committee believes that the Company’s current Named Executive Officers have established a sound track record of long-term performance that warrants compensation at or around the median level of compensation among similar financial institutions.

Individual Performance. When evaluating a Named Executive Officer’s individual performance, the Compensation Committee takes into account Mr. Chambas’ assessment of individual performance, which considers the Named Executive Officer’s efforts and results in achieving his individual goals each year, managing and developing employees and the enhancement of long-term relationships with clients, if applicable to the Named Executive Officer’s position. The measure of a Named Executive Officer’s individual performance and individual contribution to the overall Company performance depends, to a degree, on what steps are taken to increase revenues and fee income and to operate efficiently and the outcome of such strategies. Each Named Executive Officer has different goals established that are intended to focus that Named Executive Officer’s contributions to the strategic goals of the Company. Individual goals for Named Executive Officers are developed by Mr. Chambas in consultation with each Named Executive Officer and the Chief Operating Officer, as applicable. The Board establishes Mr. Chambas’ goals based on the Company’s annual strategic plan and annual budget plan.

Assessment of Compensation Risk

As a publicly-traded financial institution, the Company must comply with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance.

The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for the Named Executive Officers.

In 2016, the Compensation Committee completed its thorough annual review of all compensation programs offered at the Company, including those described in this Compensation Discussion and Analysis, to determine whether any aspect of the plans or programs encourages excessive or unnecessary risk that would adversely affect the long-term value or performance of the Company. Based on the risk assessment process, the Compensation Committee concluded that the compensation plans and programs, considered individually and as a whole, do not encourage excessive risk taking by Named Executive Officers or other employees.

The Compensation Committee then reviewed the executive compensation structure overall and reached the following conclusions, based on key risk categories:

•
Strategic Risk: The Compensation Committee determined that, overall, the performance metrics used are aligned with the Company’s strategy and objectives for long-term value creation for its shareholders, properly reward various performance outcomes, and account for risk over a longer-term time horizon.

•
Cultural Risk: The Company has a strong set of corporate values that emphasize ethical behavior, actions that contribute to building long-term value rather than short-term performance, teamwork and investment in people and infrastructure. The Company’s Named Executive Officers and all employees have little incentive to be overly focused on short-term stock price performance.

•
Governance Risk: The Compensation Committee is independent, has access to and utilizes consultants and other advisers independent of management, has an appropriate level of expertise and is fully educated on all significant incentive plans and programs. The Compensation Committee has a disciplined process of establishing goals for and evaluating the performance of Mr. Chambas in executive sessions.

•
Pay-Mix Risk: The Company has market-competitive salaries to reduce pressure on short-term performance to earn reasonable annual compensation. The Compensation Committee believes the mix between longer-term incentives is appropriately balanced with motivation for short-term performance.

•
Performance Measurement Risk: Financial performance measures consider the income statement, balance sheet and asset quality measures so that management is accountable for all aspects of the Company’s financial health. The Company considers both financial and non-financial performance outcomes in assessing Named Executive Officers’ and all employees’ performance and compensation.

•
Annual Incentive Risk: Named Executive Officers’ and all employees’ annual bonuses are earned based on both financial performance and non-financial performance. Goals for achieving target bonuses are reasonably achievable with good performance. The Compensation Committee believes the goals are challenging, but not unachievable. The bonus payout curves do not use steep cliffs for target bonus or exponential payouts for maximum payouts. In addition, the Company must meet or exceed one-half of the return on asset threshold level before any bonus payment can be made based on performance on any criteria.

•
Long-Term Incentive Risk: The LTI Plan uses multiple performance metrics and compares the Company’s performance to its peer group to determine if annual equity grants are appropriate each year. The equity grants generally vest over a four-year period and there are no accelerated payout curves. The target payouts under the LTI Plan are reasonable in light of the Company’s overall pay mix. Named Executive Officers typically receive grants on an annual basis, therefore significant value is created over time and short-term performance is not overemphasized, further reducing risk and aligning executive and shareholder interests.

After considering all components of the compensation paid to the Named Executive Officers, the Compensation Committee has determined that the compensation is reasonable and not excessive, and does not encourage imprudent risk-taking.

COMPENSATION COMMITTEE REPORT

Based on review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual report on Form 10-K for the year ended December 31, 2016.

Submitted by:
Mark D. Bugher, Compensation Committee Chair
Jan A. Eddy
Gerald L. Kilcoyne

Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

The persons named above were the only persons who served on the Compensation Committee of the Board of Directors during the last fiscal year, except for Mr. Smith who served until December 8, 2016 and Ms. Stephens who resigned from the Board and the Compensation Committee effective January 27, 2017.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Executive Officers for the years ended December 31, 2016, 2015 and 2014:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Bonus ($)	Non-equity incentive plan compensation ($) (2)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($) (3)	Total ($)
Corey A. Chambas Chief Executive Officer	2016	$432,640	$0	--	$58,185	$124,095	$25,316	$640,236
	2015	$416,000	$171,590	--	$133,536	$115,995	$31,218	$868,339
	2014	$400,000	$162,498	--	$231,280	$100,871	$36,714	$931,362
James F. Ropella Retired Chief Financial Officer (4)	2016	$69,010	$0	--	NA	--	$120,214	$189,224
	2015	$260,000	$67,066	--	$61,412	--	$20,641	$409,119
	2014	$220,360	$56,095	--	$92,287	--	$25,829	$394,571
Edward G. Sloane, Jr. Chief Financial Officer (5)	2016	$237,821	$91,756	--	$24,993	--	$89,651	$444,221

Charles H. Batson President & CEO First Business Capital Corp.	2016	$246,695	$60,826	--	$70,046	--	$18,451	$396,018
	2015	$242,927	$62,580	--	$149,618	--	$24,103	$479,228
	2014	$233,583	$59,434	--	$123,752	--	$29,422	$446,191
David R. Seiler Chief Operating Officer (6)	2016	$178,045	$128,892	--	$18,711	--	$10,986	$336,634

Mark J. Meloy CEO First Business Bank	2016	$213,040	$51,891	--	$54,434	--	$28,029	$347,394
	2015	$208,863	$53,832	--	$30,431	--	$34,237	$327,363
	2014	$201,800	$71,182	--	$78,137	--	$38,773	$389,892

(1)
The value of the restricted stock award is computed by multiplying the number of shares granted by the market value on the grant date. See “Outstanding Equity Awards at December 31, 2016.” See also the discussion of equity awards in the Company’s consolidated financial statements for the year ended December 31, 2016 for further information regarding these awards.

(2)
The amounts reported in the “Non-equity incentive plan compensation” column were earned under the Annual Incentive Bonus Program in the calendar year reported. The Board defined specific threshold, target, and superior award opportunities as a percentage of salary for each Named Executive Officer. The specific percentages were based on the individual Named Executive Officer’s position and competitive market data for similar positions. The 2016 awards were contingent primarily on performance relative to goals as described on pages 20-22. The performance criteria were equally weighted and reflect the Company’s strategic objectives.

(3)
The amounts for 2016 set forth in the “All other compensation” column include a 3.0% 401(k) plan matching contribution, an auto use/reimbursement payment, a 1.18% discretionary 401(k) profit sharing contribution, dividends paid on unvested restricted stock, a club membership and housing and relocation expenses and allowances paid by the Company as follows:

	Mr. Chambas	Mr. Ropella	Mr. Sloane	Mr. Batson	Mr. Seiler	Mr. Meloy
401(k) match	$7,950	$3,913	$3,125	$7,950	$1,250	$7,304
Auto use/reimbursement	$5,621	--	--	$3,738	$2,975	$4,200
Profit sharing	$3,127	--	--	$3,127	--	$2,873
Dividends on restricted stock	$8,618	$3,801	$764	$3,636	--	$3,176
Consulting	--	$112,500	--	--	--	--
Country Club Membership	--	--	--	--	--	$10,475
Housing/relocation allowance	$0	$0	$85,762	$0	$6,761	--
Total	$25,316	$120,214	$89,651	$18,451	$10,986	$28,029

(4)
Mr. Ropella was the Company’s Senior Vice President & Chief Financial Officer until January 18, 2016. He continued his employment with the Company as Senior Vice President and Treasurer until April 1, 2016. After that date, Mr. Ropella provided consulting services to the Company.

(5)	Mr. Sloane began his position at the Company on January 19, 2016.
(6)	Mr. Seiler began his position at the Company on April 15, 2016.

Grant of Plan-Based Awards

The following table provides information on annual cash bonuses under the Company’s Bonus Plan and on long-term equity performance awards under the LTI Plan. These plans are described in more detail in the Compensation Discussion and Analysis section. The estimated amounts set forth in the table are subject to the terms of the respective plan and Company and individual performance, as described in the Compensation Discussion and Analysis section.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			Grant date fair value of stock and option awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (shares)	Target (shares)	Maximum (shares)
Corey A. Chambas
Bonus Program		$43,264	$194,688	$411,008
LTI Plan						7,300		$0
Edward G. Sloane, Jr.
Bonus Program		$25,000	$87,500	$187,500
LTI Plan	5/16/2016(1)					2,635		$61,286
	8/16/2016							$30,470
James F. Ropella
Bonus Program(2)		-	-	-
LTI Plan						-		-
Charles H. Batson
Bonus Program		$25,000	$87,500	$187,500
LTI Plan	8/16/2016					2,635		$60,826
David R. Seiler
Bonus Program		$25,000	$87,500	$187,500
LTI Plan	11/16/2016(1)					2,635		$128,892
Mark J. Meloy
Bonus Program		$17,043	$53,260	$106,520
LTI Plan	8/16/2016					2,245		$51,891

(1)	Mr. Sloane and Mr. Seiler received grants as part of their employment offers. Each grant was made after relocation of their residence to the Madison, Wisconsin area.
(2)	Because Mr. Ropella retired from the Company effective April 1, 2016, he was not eligible for a bonus payment for 2016.

Outstanding Equity Awards at December 31, 2016

The following table sets forth information on outstanding option and stock awards held by the Named Executive Officers at December 31, 2016, including the number of shares underlying both exercisable and unexercisable portions of each stock option, and the expiration date of each outstanding option.

	Option Awards				Stock Awards
Name and Principal Position	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Grant date (1)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)

Corey A. Chambas Chief Executive Officer					8/16/2013	2,150	$50,998
					8/16/2014	3,650	$86,578
					8/31/2015	5,738	$136,105
James F. Ropella Retired Chief Financial Officer (3)					8/16/2013	1,498	$35,533
					8/16/2014	1,260	$29,887
					8/31/2015	2,242	$53,180
Edward G. Sloane, Jr. Chief Financial Officer					5/16/2016	2,520	$59,774
					8/16/2016	1,330	$31,548
Charles H. Batson President & CEO First Business Capital Corp.					8/16/2013	880	$20,874
					8/16/2014	1,336	$31,690
					8/31/2015	2,093	$49,646
					8/16/2016	2,655	$62,977
David R. Seiler Chief Operating Officer					11/16/2016	5,995	$142,201

Mark J. Meloy CEO - First Business Bank					8/16/2013	754	$17,885
					8/16/2014	1,150	$27,278
					8/31/2015	1,800	$42,696
					8/16/2016	2,265	$43,726

(1)
Restricted stock grants generally vest 25% per year for four years from the grant date. All restricted stock grants also vest upon the participant’s termination due to death or disability and upon a change of control of the Company.

(2)	Market value is based on the closing price of the Company’s common stock on December 30, 2016, which was $23.72.
(3)	Mr. Ropella’s awards were originally issued as restricted stock. Subsequent to their issuance, the awards were modified such that restricted stock units were substituted for the restricted shares.

Option Exercises and Stock Vested in 2016

The following table sets forth information concerning the exercise of options and the vesting of stock awards in 2016 by the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Corey A. Chambas	---	---	8,554	$195,972
James F. Ropella	---	---	3,888	$89,074
Edward G. Sloane, Jr.	---	---	---	---
Charles H. Batson	---	---	3,471	$79,521
David R. Seiler	---	---	---	---
Mark J. Meloy	---	---	3,460	$78,659

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Corey A. Chambas
Mr. Chambas is party to an employment agreement pursuant to which he serves as the President and Chief Executive Officer of the Company. Mr. Chambas’ employment agreement was amended as of December 29, 2016. Prior to this amendment, Mr. Chambas had the ability to voluntarily resign his employment for any reason (a “walk away right”) during the three months following a change in control and receive a severance payment. The amendment eliminated the walk away right. In addition, the amendment modified the constructive discharge provisions of the employment agreement to more closely reflect safe harbor provisions under applicable U.S. Treasury regulations. Following a termination of his employment, the agreement continues to provide Mr. Chambas with severance or retirement benefits, as determined based on the facts and circumstances surrounding his termination, as described below.
Normal Retirement Benefit. Upon a termination of employment, other than a termination by the Company for cause, on or after the date Mr. Chambas attains the age of 65, the Company will be obligated to pay Mr. Chambas the normal retirement benefit annually for 10 years. The amount of the normal retirement benefit is equal to sixty percent of Mr. Chambas’ Compensation, where his “Compensation” consists of his then-current annual base salary plus the greater of his target bonus for the year of retirement, the average of his actual bonuses for the two years preceding the year of his retirement, or the average of his actual bonuses for the three years preceding the year of his retirement. Because he is not yet 65 years old, Mr. Chambas is not yet eligible to receive the normal retirement benefit.
Early Retirement Benefit. The employment agreement also provides for an early retirement benefit for which Mr. Chambas first satisfied eligibility requirements as of December 1, 2016. In order to elect the early retirement benefit, Mr. Chambas must provide the Company with at least one year’s prior written notice of his early retirement. Following his early retirement date, the Company will be obligated to pay Mr. Chambas an early retirement benefit annually for 10 years. The amount of the early retirement benefit is equal to sixty percent of Mr. Chambas’ Compensation multiplied by a fraction the numerator of which is the number of consecutive years Mr. Chambas has been employed with the Company as of his early retirement and the denominator of which is 34. As of December 1, 2016, Mr. Chambas had been employed with the Company for 23 consecutive years.

Because Mr. Chambas is now eligible for the early retirement benefit, if his employment is terminated by the Company other than for cause before he becomes eligible for the normal retirement benefit and at any time prior to a change in control or more than two years after a change in control, then he will be entitled to a severance benefit equal to the early retirement benefit. The benefit will be paid to Mr. Chambas annually for 10 years following his termination of employment.
Change in Control Benefit. Mr. Chambas is entitled to a change in control benefit if, within two years after a change in control of the Company or FBB, one of the following occurs:

(i)	the Company and FBB terminate Mr. Chambas’ employment without cause;

(ii)
Mr. Chambas terminates his employment within 90 days after being required to relocate his primary office location to a new location that is more than 30 miles from his current primary office location; or

(iii)
Mr. Chambas terminates his employment within 90 days after his position, compensation or the budget over which he has control are materially diminished, he is required to report to anyone other than the Company’s Board or the Company materially breaches his employment agreement.

If Mr. Chambas’ employment is terminated pursuant to (i), (ii), or (iii), then the amount of the benefit payable to Mr. Chambas will be equal to the greater of the change in control benefit or the early or normal retirement benefit that would otherwise be due if Mr. Chambas had elected to retire as of the date of his termination.
The change in control benefit is equal to the aggregate of the fair value of Mr. Chambas’ unvested stock options issued by the Company, calculated as of the date of his termination, plus such additional amount as will, when added to any parachute payment (as defined in Section 280G of the Internal Revenue Code), be equal to 2.99 times his Compensation. The change in control benefit is further subject to a provision that is intended to ensure that no payments to Mr. Chambas will be nondeductible to the Company pursuant to Section 280G of the Internal Revenue Code.
Death and Disability Benefits. The employment agreement also provides for death and disability benefits. In the event Mr. Chambas dies or becomes disabled while employed by the Company, the Company will pay to Mr. Chambas or his beneficiary or estate a benefit annually for 10 years. The amount of the death benefit is equal to the greater of $1,500,000 or the early or normal retirement benefit Mr. Chambas would have received, as the case may be, had he retired the day before his death. The amount of the disability benefit is equal to the early or normal retirement benefit Mr. Chambas would have received, as the case may be, had he retired the day before his disability.
Restrictive Covenants. Under the agreement, Mr. Chambas is prohibited from competing with the Company or any of its affiliates and from soliciting their employees for a period of two years after the termination of his employment. In determining whether payments due in connection with a change in control are parachute payments, the Company may assign a value to these restrictive covenants and such value could be excluded from the amounts that are deemed to be parachute payments subject to Code Section 280G.
Consulting Services. The employment agreement also provides that, if Mr. Chambas’ termination of employment results from anything other than his death, disability or a termination by the Company for cause, he will provide consulting services to the Company. In any case where Mr. Chambas is receiving either the early or normal retirement benefit, he will be obligated to provide consulting services for the duration of the payment period for such benefits. In all other cases, Mr. Chambas will be required to provide the consulting services for a period of two years following his termination of employment. Mr. Chambas will receive $5,000 per year for performing the consulting services.
Potential Payments. The following table describes the potential payments upon termination or a change in control for Mr. Chambas. The table assumes that his employment was terminated on December 30, 2016. The closing price for a share of the Company’s common stock on that date was $23.72.

Event	Cash Severance	Accelerated Vesting of Equity Awards	Consulting Fees (1)
Normal Retirement (2)	N/A	---	---
Early Retirement, Death or Disability (3)	$2,559,498	$273,681	$50,000
Change in Control (4)	---	$273,681	---
Termination following change in control (5)	$2,559,498	---	$50,000

(1)
The amounts reflected in this column represent the aggregate consulting fees Mr. Chambas would receive over the duration of his consulting arrangement. As described above, the consulting fees are $5,000 per year. The Consulting Fees do not apply in the event of Death or Disability.

(2)	Mr. Chambas has not yet attained age 65. Therefore, he is not yet eligible for a normal retirement benefit.
(3)
Mr. Chambas first became eligible to elect early retirement as of December 1, 2016. As such, he would not have been able to satisfy the one-year prior notice requirement with respect to a December 30, 2016 termination.

(4)	Mr. Chambas’ currently outstanding restricted stock awards will vest immediately upon a change in control.
(5)	As described above, the termination must occur within two years following the change in control and must be a termination by the Company without cause or a resignation by Mr. Chambas for good reason.

Other Named Executive Officers

As is more fully described below, all of the Named Executive Officers, with the exception of Messrs. Chambas and Ropella, were subject to change in control agreements with the Company that were in effect on December 31, 2016, which provide for payments and benefits to a terminating Named Executive Officer following a change in control of the Company. As noted above, Mr. Ropella retired effective April 1, 2016, and, therefore, was no longer subject to a change in control agreement as of April 1, 2016.

The change in control agreement is triggered by a change in control of the Company and requires the Company to make payment of severance benefits to a Named Executive Officer if the Named Executive Officer’s employment is terminated by the Company without cause or the Named Executive Officer resigns for good reason.

Under the agreement, a Named Executive Officer is prohibited from competing with the Company or any of its affiliates, and from soliciting their employees, for a period of two years after the termination of his employment.

If the Named Executive Officer becomes entitled to severance benefits, the Company is obligated to pay to and provide him with:

(i)	a lump sum cash amount equal to the Named Executive Officer’s unpaid base salary, accrued vacation pay, and unreimbursed business expenses from the most recently completed fiscal year;

(ii)	any amount payable to the Named Executive Officer under the non-equity incentive compensation plan then in effect;

(iii)	a cash amount equal to two times the Named Executive Officer’s annual base salary payable in four installments over the two years following termination;

(iv)
a lump sum cash amount equal to the greater of (a) the Named Executive Officer’s then-current target incentive compensation opportunity established under any annual non-equity incentive plan; or (b) his target incentive compensation opportunity in effect prior to the change in control; and

(v)	the continuation of the Named Executive Officer’s health insurance coverage for eighteen months from the effective date of termination.

The severance benefits are subject to potential reduction if it is determined that the payments of such benefits would be deemed to be excess parachute payments under Section 280G of the Internal Revenue Code. The amount of the severance benefits will be reduced below the threshold for an excess parachute payment if such a reduction would result in an increase in the aggregate benefits to be provided on an after-tax basis, to the executive.

The following table sets forth information concerning potential payments and benefits under the Company’s compensation programs and benefit plans to which the Named Executive Officers, other than Mr. Chambas, whose benefits are described above, would be entitled upon a termination of employment as of December 31, 2016. The table assumes a termination date of December 30, 2016 and the price per share of $23.72, the closing price of the Company’s Common Stock on December 30, 2016.

Termination Benefits upon a Change in Control

	Severance	Restricted Stock Unvested & Accelerated	Health Benefits	Total Termination Benefits
Edward G. Sloane	$587,500	$91,322	$15,150	$639,972
Charles H. Batson	$587,500	$165,186	$20,958	$773,645
Dave Seiler	$579,587	$142,201	$25,712	$747,500
Mark Meloy	$489,992	$141,585	$16,809	$647,666

Tax Deductibility of Compensation

The Company seeks to maximize the tax deductibility of all elements of compensation. Section 162(m) of the Internal Revenue Code will generally disallow a corporate tax deduction for compensation paid to certain officers in excess of $1 million, unless the compensation meets an exception as performance-based compensation. While the Company tries to structure compensation plans and programs to ensure deductibility, it may approve compensation amounts that do not qualify for deductibility when deemed to be in the best interest of the Company.

ITEM 2 – NON-BINDING ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the rules and regulations promulgated thereunder by the SEC, require publicly traded companies, such as the Company, to conduct a separate shareholder advisory vote to approve the compensation of the registrant’s Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” vote. In a non-binding advisory vote on the frequency of say-on-pay votes held at the Company's 2013 annual meeting of shareholders, shareholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by the Board, the Board has determined that the Company will hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which is expected to take place at the Company's 2019 annual meeting of shareholders.

The overall objective of the Company’s compensation programs has been to align Named Executive Officer compensation with the success of meeting annual and long-range strategic operating and financial goals. The Compensation Committee and the Board believe that the Company’s policies and procedures are effective in implementing its compensation philosophy and achieving its goals, and that the compensation of the Named Executive Officers in 2016 reflects and supports these compensation policies and procedures.

In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for shareholder approval:

“RESOLVED, that First Business Financial Services, Inc.’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Company’s proxy statement dated April 7, 2017.”

Approval of this resolution requires that the number of votes cast in favor of the resolution at the Annual Meeting exceed the number of votes cast against it.  While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or the Board and may not be construed as overruling any decision by the Compensation Committee or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD RECOMMENDS SHAREHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT, BY VOTING “FOR” THIS PROPOSAL. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THIS PROPOSAL.

RELATED PARTY TRANSACTIONS

Under its written charter, the Audit Committee is responsible for reviewing related party transactions and potential conflicts of interest. In conducting its review, the Audit Committee will take into account all relevant factors, including (1) the impact, if any, on a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director has a significant role or interest; (2) whether the proposed transaction is on terms that are comparable to the terms available to unrelated third parties or to our employees generally; (3) the material terms of the transaction; (4) the availability of other sources for comparable services or products (if applicable); and (5) the potential benefits to the Company. The Audit Committee is also responsible for reviewing, on an annual basis, a report prepared by management summarizing the Company’s compliance with the Federal Reserve System’s Regulation O and the FR Y-6 Report filed with the Federal Reserve Bank. The Company’s executive officers and directors and their associates have been, and the Company anticipates that they will continue to be, clients of the Company’s subsidiary banks, FBB, FBB-M and Alterra Bank (the “Banks”) in the ordinary course of business, which includes maintaining deposit, trust and other fiduciary accounts and obtaining loans. The Banks have granted various types of loans to the Company’s executive officers and directors, and to entities controlled by them. As of December 31, 2016, such loans: (i) were made consistent with similar practices in the banking industry generally; (ii) were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other clients not related to the Banks; (iii) did not involve more than the normal risk of collectability or present other unfavorable features; (iv) and were subject to and made in accordance with Regulation O. All extensions of credit made to the Company’s directors are approved by the Banks’ boards of directors as insider loans under Regulation O requirements.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management, under the supervision of the Chief Executive Officer and Chief Financial Officer, is responsible for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including: a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which firm is responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, “Communication With Audit Committees,” the rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed together with management and the independent registered public accounting firm the Company’s consolidated financial statements for the year ended December 31, 2016 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting.

The Audit Committee discussed with the Company’s third party internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the third party internal audit firm and the independent registered public accounting firm, with and without management present, to discuss: the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 31, 2016 filed by the Company with the SEC.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such.

AUDIT COMMITTEE
Dean W. Voeks, Audit Committee Chair
John J. Harris
Gerald L. Kilcoyne
Carol P. Sanders
John M. Silseth

MISCELLANEOUS

Independent Registered Public Accounting Firm

KPMG LLP acted as the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2016. The Audit Committee is solely responsible for the selection, retention, oversight and, when appropriate, termination of the Company’s independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

The fees to KPMG LLP for the fiscal years ended December 31, 2016 and 2015 were as follows:

	2016	2015
Audit Fees(1)............................................................................................................	$611,000	$651,300
Audit-Related Fees(2)...............................................................................................	0	0
Tax Fees(3)...............................................................................................................	$143,500	$19,500
All Other Fees.........................................................................................................	0	0
Total........................................................................................................................	$754,500	$670,800

(1)
Audit fees consist of fees incurred in connection with the audit of annual financial statements, the audit of internal control over financial reporting, the review of interim financial statements included in the quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and reports on internal controls.

(2)
Audit-Related Fees consist of fees incurred that were reasonably related to the performance of the audit of the annual financial statements for the fiscal year, other than Audit Fees, such as consents.

(3)	Tax Fees include fees for tax return preparation, tax compliance and tax advice.

Audit Committee Pre-Approval Policy

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that the decisions of such subcommittee to grant pre-approvals are presented to the Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management. During 2016, there were no fees approved for the independent registered public accounting firm pursuant to the de minimis exception under the SEC’s rules.

ITEM 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Although not required to be submitted to a shareholder vote, the Board believes it appropriate to obtain shareholder ratification of the Audit Committee’s action in appointing KPMG LLP as the Company’s independent registered public accounting firm. Should such appointment not be ratified by the shareholders, the Audit Committee will reconsider the matter. The Audit Committee expects that the Board will ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm at their first meeting after the Annual Meeting. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting will be required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Abstentions will not affect the voting results for this proposal. It is not anticipated that there will be any broker non-votes for this proposal, since this proposal is considered a routine matter under applicable rules,

THE BOARD RECOMMENDS THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017 AND THAT EACH SHAREHOLDER VOTE “FOR” SUCH RATIFICATION. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

Shareholder Proposals

Proposals that shareholders of the Company intend to include in the Company’s proxy statement for the 2018 annual meeting and present at the 2018 annual meeting pursuant to SEC Rule 14a-8 must be received by the Company by the close of business on December 8, 2017. In addition, a shareholder who otherwise intends to present business at the 2018 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s Amended and Restated By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Amended and Restated By-Laws, to the Corporate Secretary of the Company not less than 60 days and not more than 90 days prior to the anniversary date of the previous year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the Amended and Restated By-Laws, if the Company does not receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2018 annual meeting but do not intend to include in the Company’s proxy statement for such meeting) on or after February 22, 2018 and on or prior to March 24, 2018, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2018 annual meeting. If such proposal is presented at the 2018 annual meeting but not included in the proxy statement, then the persons named in proxies solicited by the Board for the 2018 annual meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain directors, officers and employees of the Company, who will receive no extra compensation for their services. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareholders that hold stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Similarly, if shareholders sharing an address wish to receive a single copy of future notices, proxy statements or annual reports, the Company will comply upon receipt of such request. Shareholders may notify the Company of their requests by writing Barbara M. Conley, General Counsel and Corporate Secretary, First Business Financial Services, Inc., 401 Charmany Drive, Madison, Wisconsin 53719 or calling her at 608-238-8008.

First Business IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 23, 2017. Vote by Internet Go to www.envisionreports.com/FBIZ Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals - The Board of Directors recommends a vote "FOR" all the director nominees listed in Proposal 1. 1. Class I director nominees: For Withhold For Withhold For Withhold 01 - Jerome J. Smith 02 - Gerald L. Kilcoyne The Board of Directors recommends a vote "FOR" Proposals 2 and 3. 2. To approve, in a non-binding advisory vote, the compensation of the Company's named executive officers. For Against Abstain 3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017. For Against Abstain To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. The Company is not currently aware of any such business. Non-Voting Items Change of Address - Please print new address below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below NOTE: Please sign and mail in the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If stock is held jointly or in two or more names, all persons so named should sign. A corporation should sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box.

First Business 2017 Annual Meeting of Shareholders You are cordially invited to attend the Annual Meeting of Shareholders of First Business Financial Services, Inc. to be held at Monona Terrace Community and Convention Center located at One John Nolen Dr., Madison, Wisconsin 53703, at 5:00 p.m. (CDT) on Tuesday, May 23, 2017. There will be a reception following the Annual Meeting. Please RSVP by calling (608) 218-8085 and letting us know the names of those attending the Annual Meeting. Whether or not you plan to attend the Annual Meeting of Shareholders, it is important that all shares are represented. Please vote and sign the proxy card printed on the reverse side. Tear at the perforation and mail the proxy card in the enclosed postage-paid envelope at your earliest convenience or vote via the telephone or Internet. We look forward to seeing you on May 23. THANK YOU FOR VOTING. ALL VOTES ARE IMPORTANT! Do not return this proxy card if you are voting via the telephone or Internet. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 23, 2017: The proxy statement and Annual Report on 10-K for the year ended December 31, 2016 are available online at www.envisionreports.com/FBIZ. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. First Business Proxy - First Business Financial Services, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 23, 2017 The undersigned appoints Barbara M. Conley and Corey A. Chambas, and each or either of them, proxies of the undersigned, with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of First Business Financial Services, Inc. ("the Company") held of record by the undersigned at the close of business on March 23, 2017 at the Annual Meeting of Shareholders of the Company to be held on MAY 23, 2017 or any postponement or adjournment thereof. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3 ON THE REVERSE SIDE. IN THE ABSENCE OF AN INDICATION TO THE CONTRARY, THIS PROXY WILL BE VOTED "FOR" ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3 ON THE REVERSE SIDE, AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS. (Continued and to be voted on reverse side.) THANK YOU FOR VOTING